EXHIBIT 4.1.5
AMENDMENT NUMBER FIVE TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     THIS AMENDMENT is made on this 15 day of June, 2004, by Countrywide Financial Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”).
     WHEREAS, the Company now wishes to amend the Plan primarily to modify the provisions relative to the power to amend the plan to reflect delegation of authority to such person or persons as the Company’s Board of Directors deems appropriate.
     WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment No. 5;
     WHEREAS, this Amendment Number 5 shall be effective July 1, 2004.
     NOW, THEREFORE, the Company does hereby amend the Plan as follows:
By deleting Section 10.01 and substituting therefor the following:
10.01 General
All Participants who are Eligible Employees shall be eligible to receive loans from their Salary Deferral Contribution Account, Rollover Contribution Account and Employer Contribution Account under the Plan. The Plan Administrator shall prescribe the terms and conditions for making loans to Participants from their Accounts consistent with the provisions of this Article 10, the prohibited transaction exemption requirements of the Code and ERISA, and other applicable law and Appendix B.
By deleting Section 10.03(a), (c) and (d) and substituting therefor the following:
10.03 Loan Terms
(a) A loan to a Participant shall be evidenced by the Participant’s recourse promissory note in the form presccribed by the Plan Administrator.
(c) Interest shall be charged on the loan at a reasonable rate to be determined by the Plan Administrator at the time the loan is made.

(d) Loan repayments on principal and interest shall be amortized in level payments over payment periods to be determined by the Plan Administrator in its discretion, but not less frequently than quarterly, over the term of the loan.
By deleting Section 10.06(b) and (c) and substituting therefor:
10.06 Default
(b) Except as otherwise provided in Paragraph (c) below, the Plan Administrator may elect to charge the unpaid loan balance against the Participant’s Account other than the ESOP Account whether or not the Partipant has attained age 59-1/2 or terminated employment, and whether or not such charge is on account of any financial hardship of the Participant.
(c) The Plan Administator may not charge any unpaid loan balance against a Participant’s Salary Deferral Contribution Account unless the Participant has attained age 59-1/2, has terminated employment, or qualifies for a financial hardship withdrawal in accordance with Sections 11.01 and 11.03
By deleting Section 14.01 and substituting therefor the following:
14.01 Administrator
The Company shall be the “Administrator” of the Plan within the meaning of Section 3(16)(A) of ERISA. The Investment Committee of Employee Benefit Plans is delegated responsibility for the selection of Investment Funds and monitoring performance of the Investment Funds and is a “Named Fiduciary” for purposes of Section 402(a)(2) of ERISA. Such duties shall be performed on behalf of the Company by such persons or committee as may be appointed by the Board of Directors.
By deleting Section 15.01 and substituting therefor the following:
15.01 Amendment
The Company may at any time and from time to time amend the Plan by action of the Board of Directors or by action of any person or persons to whom the authority has been delegated by the Board without the consent of any Trustee, any other Participating Employer, or any Participant or Beneficiary. Such amendment must be adopted in writing by resolution, by such other action permitted by the Company’s charter or by-laws, or by such other method permitted by the laws of the state of the Company’s incorporation and the Company’s procedures..
Notwithstanding the foregoing:
(a)	no amendment that materially affects the Trustee’s duties shall be effective without the written consent of the Trustee;

(b)	no amendment shall cause the Trust Fund to be used other than for the exclusive benefit of Participants and their Beneficiaries; and

(c)	no amendment may reduce or eliminate any benefit which is a “Section 411(d)(6) Protected Benefit” except as permitted under applicable Treasury Regulations.
     By deleting the first paragraph of Appendix B, page B-1 and substituting therefor the following:
     Appendix B—Rules Applying To Participant Loans
     The Administrator of the Plan has adopted and maintains the rules and procedures set forth below with respect to plan loans under Article 10 of the Plan.
     IN WITNESS WHEREOF, Countrywide Financial Corporation by its proper officers duly authorized by its Board of Directors has caused this Amendment Number Five to be executed on this 23 day of July, 2004.

COUNTRYWIDE FINANCIAL CORPORATION.

/s/ LEORA GOREN Leora Goren

Managing Director Human Resources

Attest	/s/ GERARD A. HEALY Gerard A. Healy

Assistant Secretary

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